Exhibit 99.1

NEWS RELEASE
Contacts: Main Street Capital Corporation Dwayne L. Hyzak, CFO and Senior Managing Director dhyzak@mainstcapital.com 713-350-6000
Dennard • Lascar Associates, LLC
Ken Dennard | ken@dennardlascar.com
Ben Burnham | ben@dennardlascar.com
773-599-3745

Main Street Announces Increase in Commitments

Under its Credit Facility to $372.5 Million

HOUSTON, May 31, 2013 — Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) announced today the expansion of total commitments under its five-year credit facility (the “Credit Facility”) from $352.5 million to $372.5 million. The $20.0 million increase in total commitments was the result of the addition of one new lender relationship, which further diversifies the Main Street lending group to a total of ten participants. The recent increase in total commitments was executed under the accordion feature of the Credit Facility which allows for an increase in total commitments under the facility up to $425.0 million of total commitments from new and existing lenders on the same terms and conditions as the existing commitments. The recent increase in total commitments under the Credit Facility provides Main Street with access to additional financing capacity in support of its future investment and operational activities.  Main Street currently has $168.0 million of outstanding debt under the Credit Facility.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio.  Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street’s common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “MAIN.”  In addition, Main Street has outstanding 6.125% Senior Notes due 2023, which trade on the NYSE under the symbol “MSCA.”

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